Yield10 Bioscience and BioMar Aim to Grow Fish Oil on Land

Yield10 Bioscience and BioMar Group have signed an LOI to form a long-term partnership to commercialize a Camelina crop containing enriched levels of EPA and DHA equal to fish oil. After a decade of research, this Omega-3 Camelina technology is now advancing toward market availability and has the potential to become another important, high-quality supplement to the scarce supply of marine long-chain fatty acids.
WOBURN, Mass. and Aarhus, Denmark– October 31, 2023 – Yield10 Bioscience, Inc. (Nasdaq:YTEN) (“Yield10” or the “Company”), an agricultural bioscience company, today announced that it signed a non-binding Letter of Intent (“LOI”) with BioMar Group, a global aquafeed producer, to form a partnership to commercialize Camelina engineered to produce omega-3 oil (“Omega-3 Camelina”) for use as a high-quality supplement to the scarce supply of marine long-chain fatty acids used in aquafeed. Producing omega-3 oil in Camelina represents a land-based way to make this key aquafeed ingredient.
These new Omega-3 Camelina products contain EPA and DHA at levels comparable to many of the marine oil sources utilized today. It is ideally designed for the needs of the aquaculture industry and is a complementary fit into the BioMar Omega Technology concept together with other sources of essential omega-3s. BioMar has been actively involved with the Rothamsted Omega-3 Camelina development effort since its inception in 2013 and has conducted many of the salmon trials published by the Rothamsted research team.
BioMar is focused on developing innovative and sustainable nutritional solutions that positively impact the needs of seafood producers.
“We believe that the Yield10 Omega-3 Camelina technology represents a potentially excellent solution for producing crop omega-3 oils at commercial scale. Reliable and scalable sources of EPA and DHA are critical for aquafeeds to ensure the sustainable development of the aquaculture industry. We look forward to working together with the Yield10 team to make this product a commercial success,” stated Carlos Diaz, CEO BioMar Group.
“A partnership with BioMar has the potential to combine the strengths of both companies for the accelerated development of Camelina produced omega-3 oils. We look forward to working closely with BioMar to develop a collaborative program to bring this new source of high-quality EPA and EPA+DHA omega-3 oils to the market to strive to meet the aquaculture industry's growth demand and sustainability goals,” said Oliver Peoples, Ph.D. President and CEO, Yield10 Bioscience.
Over the next year, Yield10 expects to scale-up planted acres of Camelina to supply BioMar with oil for formulation and testing while also working towards securing regulatory approval for commercial production of Omega-3 Camelina oil and meal in the targeted production geographies. Yield10 and BioMar believe that the Omega-3 Camelina technology will play an important role in the future omega-3 market, enabling access to key nutrients from sustainable sources and paving the way for future growth within the aquaculture industry.

Background on Yield10’s Omega-3 Camelina Program

Currently, the primary source of the essential fatty acids EPA and DHA is ocean-caught fish, where omega-3 oil produced from anchovy harvest is the industry benchmark. Producing omega-3 fatty acids in Camelina represents a potential way to enable a reliable supply of high-quality omega-3 oils to meet the global demand for EPA and DHA. In 2020, Yield10 signed an exclusive collaboration agreement with Rothamsted to support Rothamsted’s Flagship Program to develop omega-3 oils in Camelina. As part of the collaboration agreement, the Company received an exclusive option to sign a global, exclusive license agreement for the technology. Yield10 recently announced it had exercised this option and plans to finalize the global exclusive license with Rothamsted. Yield10 prioritized development and scale-up of EPA8 Omega-3 Camelina and filed a Request for Status Review (“RSR”) for approval of this line for production in the United States with the U.S. Department of Agriculture Animal & Plant Health Inspection Service (“USDA-APHIS”) in the second quarter of this year. Yield10 has planted the Omega-3 (EPA) Camelina at acre-scale in Chile to begin the ramp-up of seed inventory for future planting, as well as to produce omega-3 (EPA) oil samples for business development activities. Following immediately behind the EPA8 Camelina, Yield10 is also preparing an RSR application for filing with USDA-APHIS for the Omega-3 Camelina line DHA1 to produce omega-3 oil containing both EPA and DHA fatty acids.

About BioMar

BioMar are innovators in high performance aquaculture feed dedicated to doing our part in creating a healthy and sustainable global aquaculture industry. BioMar operates 17 feed factories across the globe in Norway, Chile, Denmark, Scotland, Spain, France, Greece, Turkey, China, Vietnam, Costa Rica, Ecuador, and Australia. Worldwide, we supply feed to around 90 countries and for more than 45 different species. BioMar is wholly owned by the Danish industrial group Schouw & Co, which is listed on the NASDAQ, Copenhagen.
About Yield10 Bioscience
Yield10 Bioscience, Inc. ("Yield10" or the "Company") is an agricultural bioscience company that is leveraging advanced genetics to develop the oilseed Camelina sativa ("Camelina") as a platform crop for large-scale production of sustainable seed products. These seed products include feedstock oils for renewable diesel and sustainable aviation biofuels; omega-3 (EPA and DHA+EPA) oils for pharmaceutical, nutraceutical and aquafeed applications; and, in the future, PHA bioplastics for use as biodegradable bioplastics. Yield10’s commercial plan is based on establishing a grain contracting business leveraging its proprietary elite Camelina seed varieties, focusing on the growing demand for low-carbon intensity feedstock oil for biofuels and omega-3 oils for nutritional applications. Yield10 is headquartered in Woburn, MA and has a Canadian subsidiary, Yield10 Oilseeds Inc., located in Saskatoon, Canada.
For more information about the company, please visit www.yield10bio.com, or follow the Company on X (formerly Twitter), Facebook and LinkedIn.
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Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical, including, without limitation, statements regarding the proposed collaboration between Yield10 and BioMar; the potential for Omega-3 Camelina and the technology developed by the parties to provide sustainable alternatives to existing means of omega-3 oil production, expectations regarding regulatory approval for commercial production of Yield10’s Camelina product lines, the reliability, scalability and addressable market of omega-3 oils produced from Omega-3 Camelina, and the planned completion of the global commercial license under the agreement with Rothamsted, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, the risks and uncertainties detailed in Yield10 Bioscience's filings with the Securities and Exchange Commission. Yield10 assumes no obligation to update any forward-looking information contained in this press release or with respect to the matters described herein.

Contacts:
BioMar Group, Fernando Norambuena, fnora@biomar.com
Yield10 Bioscience:
Lynne H. Brum, (617) 682-4693, LBrum@yield10bio.com

Investor Relations:
Bret Shapiro, (561) 479-8566, brets@coreir.com
Managing Director, CORE IR

Media Inquiries:
Eric Fischgrund, eric@fischtankpr.com
FischTank PR